Exhibit 99.1

Biovest and U.S. Army Enter into Collaborative Agreement to Develop

Novel Bioreactor Systems as Platform Technology for Production of

Anti-Viral Vaccines and Drugs

TAMPA, FL and MINNEAPOLIS, MN – April 23, 2012 – Biovest International, Inc. (OTCQB: “BVTI”), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”), today announced that Biovest and the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID) have entered into a Cooperative Research and Development Agreement (CRADA) to further develop Biovest’s hollow fiber perfusion bioreactors as a flexible and modular manufacturing platform for the rapid, robust and cost-effective production of medical countermeasures to emerging and genetically engineered infectious diseases. This CRADA utilizes Biovest’s hollow fiber technology for production of vaccines, virus-like particles (VLPs) and antibodies for treatment and prevention of filovirus diseases including those caused by Ebola and Marburg viruses.

According to Biovest’s consulting medical advisor, J. David Gangemi, Ph.D., Professor Emeritus, Microbiology and Molecular Medicine, Clemson University, “Biovest’s collaboration with USAMRIID is part of a large U.S. government priority investment to become fully prepared for the swift and efficient delivery of medical countermeasures to highly infectious agents including avian and swine influenza, and other emerging diseases. Expanding on the positive influenza virus data generated under Biovest’s CRADA with the Naval Health Research Center, our collaboration with Army’s infectious disease research team aims to demonstrate the utility and agility of Biovest’s hollow fiber bioreactors to propagate infectious virus for vaccine production and to validate the production of VLPs and virus neutralizing antibodies.”

Biovest’s patented hollow fiber bioreactor systems are compact, scalable and economical for large-scale virus and antibody production. In contrast to other systems, Biovest’s technology provides multiple benefits including: 1) controlled culture conditions with high cell density attained; 2) space efficiency and high-yield production; and 3) selective dilution/removal of inhibitory byproducts.

“Our instrumentation is uniquely designed for the commercial manufacture of personalized medicines and vaccines. This vast potential is now being evaluated in three very important collaborations with the Naval Health Research Center, Max Planck Institute and USAMRIID,” stated, Biovest’s Chief Science Officer, Mark Hirschel, Ph.D. “And we are continuing to pursue other strategic partnerships within the U.S. Department of Defense and with other leading research institutions worldwide to establish Biovest’s biomanufacturing technology as an optimal cell culture platform for the production of many kinds of cell-based biologic therapies.”

AutovaxID® is an automated, self-contained, scalable system that employs a single-use, hollow-fiber bioreactor for cell expansion. Since it is functionally closed, computer-controlled and fully-automated, operation of the AutovaxID requires limited supervision and minimal manpower compared to other systems. The AutovaxID is a flexible system, uniquely designed to address a variety of biotechnology and pharmaceutical applications.

About USAMRIID

USAMRIID’s mission is to protect the warfighter from biological threats and to be prepared to investigate disease outbreaks or threats to public health. Research conducted at USAMRIID leads to medical solutions — vaccines, drugs, diagnostics, and information — that benefit both military personnel and civilians. The Institute plays a key role as the lead military medical research laboratory for the Defense Threat Reduction Agency’s Joint Science and Technology Office for Chemical and Biological Defense. USAMRIID is a subordinate laboratory of the U.S. Army Medical Research and Materiel Command.

[The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.]

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study, demonstrating evidence of safety and efficacy for the treatment of indolent follicular non-Hodgkin’s lymphoma.

Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the OTCQB™ Market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”).

Biovest International, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

For further information, please visit: http://www.biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID®, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.